Exhibit 1.1

Alnylam Pharmaceuticals, Inc
300 Third Street
Cambridge, Massachusetts 02142

November 3, 2004

BANC OF AMERICA SECURITIES LLC
CITIGROUP GLOBAL MARKETS INC.
PIPER JAFFRAY & CO.
THINKEQUITY PARTNERS LLC

c/o	BANC OF AMERICA SECURITIES LLC 9 West 57th Street, 47th floor New York, NY 10019

Dear Sir/Madam:

Extension of Lock-Up

     Reference is made to the Underwriting Agreement dated May 27, 2004 (the "Agreement”) between Banc of America Securities LLC, Citigroup Global Markets Inc., Piper Jaffray & Co. and ThinkEquity Partners LLC (collectively, the "Underwriters”) and Alnylam Pharmaceuticals, Inc. (the “Company”) relating to the public offering of shares of common stock, $0.0001 par value per share (“Common Stock”), of the Company. Terms defined in the Agreement have the same meanings when used herein, unless otherwise defined.

     Under section 3(k) of the Agreement, the Company agreed not to (among other things) sell, transfer or otherwise dispose of any shares of Common Stock during the period commencing on the date of the Agreement and ending on the 180th day following the date of the Prospectus (the “Lock-Up Period”). The rules of the National Association of Securities Dealers, Inc. prohibit the Underwriters from publishing or otherwise distributing a research report or making a public appearance concerning the Company for the period 15 days prior to the expiration of the Lock-Up Period and the period 15 days after the expiration of the Lock-Up Period.

     The Company hereby agrees that the last day of the Lock-Up Period is extended to December 1, 2004 and that the references in the Underwriting Agreement to “such 180 day period” shall be deemed to refer to the period from the date of the Agreement up to and including December 1, 2004.

     If the terms and conditions set forth in this letter are satisfactory, kindly sign the enclosed copy of this letter and return it to us.

Very truly yours,

ALNYLAM PHARMACEUTICALS, INC.

By: /s/ Barry Greene

The foregoing is hereby confirmed and accepted by the Underwriters as of the date first above written.

BANC OF AMERICA SECURITIES LLC
By:	/s/ Thomas Morrison

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ A. Scott Daniel
A. Scott Daniel
Director

PIPER JAFFRAY & CO.
By:	/s/ C. Jason Moran
C. Jason Moran
Vice President

THINKEQUITY PARTNERS LLC
By:	/s/ David Strupp, Jr.